INVESTMENT ACCOUNTING AGREEMENT

      THIS AGREEMENT made and effective as of this 28 day of August, 1997, by and between SCUDDER INVESTMENT TRUST, ("Trust") a Massachusetts business trust, having its principal place of business at Two International Place, Boston, MA 02110-4103 on behalf of the SCUDDER S&P 500 INDEX FUND, ("Fund"), a series of the Trust, and BANKERS TRUST COMPANY, a New York banking corporation, having its principal place of business at 130 Liberty Street, New York, NY 10006 ("Bankers").

      WHEREAS, Trust is registered as an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act") and Fund is a duly authorized series of the Trust; and

      WHEREAS, Bankers performs certain investment accounting and recordkeeping services or may sub-contract with a third party to perform certain investment accounting and recordkeeping services in connection with maintaining certain accounting records of Fund; and

      WHEREAS, such third party sub-contractor may perform certain investment accounting and recordkeeping services on a computerized accounting system (the "Portfolio Accounting System" or "PAS"); and

      WHEREAS, Fund desires to appoint Bankers as investment accounting and recordkeeping agent for Fund, and Bankers is willing to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Appointment of Recordkeeping Agent. Fund hereby constitutes and appoints Bankers as investment accounting and recordkeeping agent for Fund to perform accounting and recordkeeping functions related to portfolio transactions required of Fund under Rule 31a-1 of the 1940 Act and to calculate the net asset value of the Fund.

2. Representations and Warranties. Trust hereby represents, warrants and acknowledges to Bankers:

      A. That it is a trust duly organized and existing and in good standing under the laws of Massachusetts, and that it is registered under the 1940 Act;

      B. That it has the requisite power and authority under applicable law, its charter or declaration of trust and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint Bankers as investment accounting and recordkeeping agent for Fund; that this Agreement has been duly executed and delivered by the Trust on behalf of the Fund; and that this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally, and subject to general principles of equity; and


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      C.    That it has determined to its satisfaction that the Portfolio
            Accounting System is appropriate and suitable for its needs.

3. Representations and Warranties of Bankers. Bankers hereby represents, warrants and acknowledges to Fund:

       A. That it is a New York banking corporation duly organized and existing and in good standing under the laws of the State of New York;

       B. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by Bankers; and that this Agreement constitutes a legal, valid and binding obligation of Bankers, enforceable in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally, and subject to general principles of equity; and

       C. That the accounts and records maintained and preserved by Bankers shall be the property of Fund and that it will not use any information made available to it by reason of the relationship created hereby for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by Fund in writing.

       D. Bankers and its designated contractor shall comply in all material respects with all applicable laws pertaining to its duties hereunder.

4.     Duties and Responsibilities of Fund.

       A. Fund shall turn over to Bankers and/or its designated sub-contractor all of Fund's accounts and records previously maintained, if any.

       B. Fund shall provide to Bankers and/or the designated sub-contractor the information necessary to perform Bankers' duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which Bankers prices the Funds' securities and foreign currency holdings.

       C. Fund shall furnish Bankers and/or its designated sub-contractor with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the portfolio when such information is not readily available from generally accepted securities industry services or publications.

       D. Fund shall pay to Bankers such compensation at such time as may from time to time be agreed upon in writing by Bankers and Fund. The initial compensation schedule is attached as Exhibit A. Fund shall also reimburse Bankers on demand for all reasonable out-of-pocket disbursements, cost and expenses incurred by Bankers


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            and/or its designated sub-contractor in connection with services performed pursuant to this Agreement.

      E. Fund shall provide to Bankers, as conclusive proof of any fact or matter required to be ascertained from Fund as reasonably determined by Bankers, a certificate signed by Fund's president or other officer of Fund, or other authorized individual, as reasonably requested by Bankers. Fund shall also provide to Bankers instructions with respect to any matter concerning this Agreement requested by Bankers. Bankers and/or its designated sub-contractor may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of Fund, and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from Fund.

      F. Fund shall preserve the confidentiality of the Portfolio Accounting System and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials related to PAS and provided by Bankers or its subcontractor, the Portfolio Accounting System and the business of Bankers and/or its designated sub-contractor ("Confidential Information"). Fund shall not voluntarily disclose such Confidential Information to any other person other than its own employees or agents who reasonably have a need to know such information pursuant to this Agreement or in order to comply with law or requests of regulatory authorities. Fund shall return all such Confidential Information to Bankers upon termination or expiration of this Agreement. Confidential Information shall not include information that becomes known in the public through no fault of the Fund or Trust.

      G. Fund has been informed that PAS is licensed for use by Bankers' designated subcontractor from DST Systems, Inc. ("Licensor"), and Fund acknowledges that such designated sub-contractor and Licensor have proprietary rights in and to PAS and all other sub-contractor or Licensor programs, code, techniques, know-how, data bases, supporting documentation, data formats and procedures, including without limitation any changes or modifications made at the request or expense or both of Fund (collectively, the "Protected Information"). Fund acknowledges that the Protected Information constitutes confidential material and trade secrets of such designated subcontractor and Licensor. Fund shall preserve the confidentiality of the Protected Information, and Fund hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. Fund shall so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. Licensor and Bankers' designated sub-contractor are intended to be and shall be third party beneficiaries of the Fund's obligations and undertakings contained in this paragraph. Protected information shall not include information that becomes known in the public through no fault of the Fund or Trust.


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

      H. If Bankers and/or its designated sub-contractor shall provide Fund direct access to the computerized recordkeeping and reporting system used hereunder or if Bankers and/or its designated sub-contractor and Fund shall agree to utilize any electronic system of communication, Fund shall be fully responsible for any and all consequences of the use or misuse by Fund of the terminal device, passwords, access instructions and other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Fund. Fund agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of such system(s). Bankers and its designated sub-contractor shall be fully protected in acting hereunder upon any instructions, communications, data or other information received by Bankers or its designated sub-contractor by such means as fully and to the same extent as if delivered to Bankers or its designated subcontractor by written instrument signed by the requisite authorized representative(s) of the Fund.

5.     Duties and Responsibilities of Bankers.

      A. Bankers or its designated sub-contractor shall calculate Fund's net asset value, in accordance with Fund's prospectus. Bankers or its designated sub-contractor will price the securities of the Fund for which market quotations are available by the use of outside services designated by Fund which are normally used and contracted with for this purpose; all other securities will be priced in accordance with Fund's instructions.

      B. Bankers or its designated sub-contractor shall prepare and maintain, with the direction and as interpreted by Fund or Fund's accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of Fund's net asset value, and as further agreed upon by the parties in writing, and shall preserve such records in the manner and for the periods required by law or for such longer period as the parties may agree upon in writing. To the extent required under the 1940 Act and rules thereunder, Bankers or its designated sub-contractor agrees that such records maintained by it hereunder will be preserved, maintained and made available in accordance with the provisions of the 1940 Act and rules thereunder, and copies or, if required, originals will be surrendered promptly to the Fund on and in accordance with its request.

      C. Bankers or its designated sub-contractor shall make available to Fund for inspection or reproduction within a reasonable time, upon demand, all accounts and records of Fund maintained and preserved by Bankers or its designated sub-contractor.

      D. Bankers or its designated sub-contractor shall be entitled to rely conclusively on the completeness and correctness of any and all accounts and records turned over to it by Fund.

      E. Bankers or its designated sub-contractor shall assist Fund's independent accountants, or upon approval of Fund or upon demand, any regulatory body, in any requested review of Fund's accounts and records maintained by Bankers but shall be reimbursed


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

            by Fund for all reasonable out-of-pocket expenses invested in any such review outside of routine and normal periodic reviews.

      F. Upon receipt from Fund of any necessary information or instructions, Bankers or its designated sub-contractor shall provide information from the books and records it maintains for Fund that Fund needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as Fund and Bankers or its designated sub-contractor shall agree upon from time to time.

      G. Subject to the provisions of any custody agreement to which Bankers and the Fund are parties, neither Bankers nor any designated sub-contractor shall have any responsibility hereunder to Fund, Fund's shareowners or any other person or entity for moneys or securities of Fund, whether held by Fund or custodians of Fund.

      H. Subject to the provisions of this Agreement, to the extent agents perform services under this Agreement that are the responsibility of Bankers, Bankers shall be responsible for, and assume all liability for (including any obligation for indemnification), the actions and inactions of such agents as if such services had been provided by Bankers.

      I. Bankers or its designated sub-contractor shall maintain or provide commercially reasonable redundant facilities and shall maintain or provide for backup files of its records maintained hereunder and shall store such back-up files in a secure off-premises location, in order to reasonably minimize the impact of an event such as a power failure or other interruption of whatever cause at the location of its records.

6.     Indemnification.

      A. Fund shall indemnify and hold Bankers harmless from and against any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities which may be asserted against or incurred by Bankers, or for which it maybe liable, arising out of or attributable to any of the following, in each case except for any loss or damage arising from any negligent act or wilful misconduct of Bankers or a designated subcontractor:

            1. Bankers' and/or Bankers' designated sub-contractor's action or omission to act in each case in accordance with its obligations hereunder.

            2. Bankers' and/or Bankers' designated sub-contractor's payment of money as requested by Fund, or the taking of any action which might make Bankers or its designated sub-contractor liable for payment of money; provided, however, that neither Bankers nor its designated sub-contractor shall be obligated to expend its own moneys or to take any such action except in Bankers' or its designated sub-contractor's sole discretion.


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

            3. Bankers' and/or Bankers' designated sub-contractor's action or omission to act hereunder in accordance with any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed by an authorized person of Fund.

            4. Bankers' and/or Bankers' designated sub-contractor's action or omission to act in good faith reliance on the opinion of outside counsel acceptable to both parties hereto.

            5. Bankers and/or its designated sub-contractor's action or omission to act in good faith reliance on and in accordance with statements of counsel to the Fund, the Fund's independent accountants, and the Fund's officers or other authorized individuals provided by Fund resolution.

            6. The legality of the issue, sale or purchase of any shares of the Fund, the sufficiency of the purchase or sale price, or the declaration of any dividend by the Fund, whether paid in cash or stock.

            7. Any error, omission, inaccuracy or other deficiency in Fund's accounts and records or other information, in each case provided by or on behalf of Fund to Bankers or its designated sub-contractor, or the failure of the Fund to provide, or provide in a timely manner, the information needed by Bankers or its designated sub-contractor to perform its functions as specified in Section 4.C. hereunder.

            8. The Fund's refusal or failure to materially comply with the terms of this Agreement, the Fund's negligence or willful misconduct in connection with the performance of its duties hereunder, or the failure of any representation of the Fund hereunder to be and remain true and correct in all material respects at all times.

            9. The use or misuse, whether authorized or unauthorized, of the Portfolio Accounting System or other computerized recordkeeping and reporting system to which Bankers or its designated sub-contractor provides Fund direct access hereunder or of any other electronic system of communication used hereunder by Fund or by any person who acquires access to such system(s) through the terminal device, passwords, access instruction or other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Fund.

             Nothing contained here shall be construed to protect any person against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence, in the performance of such person's duties, or by reason of such person's reckless disregard of such person's obligations and duties under this agreement.


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

      B. Bankers or its designated sub-contractor shall indemnify and hold Fund harmless from and against any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities which may be asserted against or incurred by Fund or for which it may be liable, arising out our or attributable to any of the following, in each case except for any loss or damages arising from any negligent act or wilful misconduct of Trust.

            1. Bankers' refusal or failure to comply with the terms of this Agreement or the failure of any representation or warranty of Bankers hereunder to be and remain true and correct in all material respects at all times.

            2. Any negligent or willful misconduct of Bankers or its designated subcontractor.

            3. The failure of Bankers or its designated sub-contractor to materially comply with applicable law in connection with the performance of its duties hereunder.

            4. Fund's action or omission to act in good faith reliance on the opinion of outside counsel acceptable to both parties hereto.

      In no event shall Bankers, its designated sub-contractor, or Fund be liable for consequential, special or punitive damages.

7. Force Majeure. Neither Bankers nor its designated sub-contractor shall be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

8. Procedures. Bankers and Fund may from time to time adopt procedures as they agree upon, and Bankers or its designated sub-contractor may conclusively assume that any procedure approved in writing or directed by Fund or its accountants or other advisors does not conflict with or violate any requirements of Fund's prospectus, charter or declaration of trust, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound.

9. Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof. This Agreement shall continue thereafter until terminated by either party by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. Notwithstanding any other provisions of this section 9, (1) the Fund shall have the right to immediately terminate this Agreement, in the event the Third Party Feeder Agreement dated August ___,


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      1997, by and among Scudder, Stevens & Clark, Inc., the Trust, Equity 500
      Index Portfolio and Bankers should terminate, and (2) Bankers shall have the right to immediately terminate this Agreement in the event the Fund Accounting Agreement between Bankers and Investors Fiduciary Trust Company dated December 31, 1996 shall terminate. Upon termination of this
      Agreement:

      A.    Fund shall pay to Bankers its fees and compensation due hereunder.

      B. Fund shall designate a successor (which may be Fund) by notice in writing to Bankers on or before the termination date.

      C. Bankers shall deliver to the successor, or if none has been designated, to Fund, at Bankers' office, all records, funds and other proportions of Fund deposited with or held by Bankers hereunder. In the event that neither a successor nor Fund takes delivery of all records, funds and other properties of Fund by the termination date, Bankers' sole obligation with respect thereto from the termination date until delivery to a successor or Fund shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and Bankers shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10. Notices. Notices, requests, instructions and other writings addressed to Fund at Two International Place, Boston, Massachusetts 02110-4103
      Attention: John Hebble, carbon copy to Brenda Lyons, or at such address as Fund may have designated to Bankers in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings addressed to Bankers Trust Company at its offices at 4 Albany Street, New York, NY 10006, Attention: Brian W. Wixted, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to Bankers hereunder.

11.   Miscellaneous.

      A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, without reference to the choice of laws principles thereof.

      B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

      C. The representations, warranties, and indemnifications extended hereunder, and the provisions of Section 4.G. and 4.H. are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

      D. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.


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

      E. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

      F. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      G. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      H. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

      I. This Agreement may not be assigned by either party hereto without the prior written consent of the other.

      J. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Fund and Bankers.

      K. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party.

      L. The parties hereto acknowledge that any desginated sub-contractor of Bankers shall be a third party beneficiary of this Agreement.

      M. Notice is hereby given that a copy of Trust's declaration of trust and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of Fund by the undersigned duly authorized representative of Fund in his/her capacity as such and not individually, and that in recognition that the Fund is a Massachusetts business trust, it is understood and expressly stipulated that none of the trustees, officers, agents, or shareholders of the Fund shall be personally liable hereunder. It is understood and acknowledged that all persons dealing with the Fund must look solely to the property of such party for the enforcement of any claims against such party, as neither the trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Fund.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.

                               Bankers Trust Company


                               By: /s/ [Illegible]
                                   --------------------------
                               Title: Vice President


                               Scudder Investment Trust___________ on behalf of Scudder S&P 500 Index Fund


                               By: /s/Thomas F. McDonough
                                   --------------------------
                               Title: Secretary


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                                    EXHIBIT A

Annual Investment Accounting fee shall equal $10,000.


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